UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

STRAN & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41038	04-3297200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Heritage Drive, Suite 600, Quincy, MA	02171
(Address of principal executive offices)	(Zip Code)

800-833-3309
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRN	The NASDAQ Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.81375	STRNW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On July 15, 2022, Christopher Rollins notified the Company of his decision to resign from his position as the Company’s Chief Financial Officer, effective as of the close of working hours on July 29, 2022. Mr. Rollins’s resignation was not the result of a disagreement with the Company on any financial disclosures, accounting matters or any matter relating to the Company’s operations, policies or practices.

(c)

Effective as of July 29, 2022, David Browner, the Company’s Controller, was appointed as the Company’s Interim Chief Financial Officer. Mr. Browner, age 34, has served as the Company’s Controller since July 2021. Previously, from November 2015 to July 2021, Mr. Browner was the Accounting Manager for the Company. From July 2012 to November 2015, Mr. Browner was a staff accountant for the Company. Mr. Browner has a Master of Business Administration in Accounting and a Bachelor of Business Administration from the University of Massachusetts Lowell. Mr. Browner has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Browner and any other person pursuant to which Mr. Browner was elected as an officer of the Company.

(e)

In connection with the appointment of David Browner as the Company’s Interim Chief Financial Officer, effective as of July 29, 2022, described above, the Company will increase Mr. Browner’s annual salary from $150,000 to $200,000, and provide Mr. Browner with a $750 monthly car allowance, effective as of July 29, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2022	STRAN & COMPANY, INC.

/s/ Andrew Shape
Name: Andrew Shape
Title: Chief Executive Officer

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